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\                                                                EXHIBIT 99.1

                   PRESS RELEASE              Certegy Inc.
                                              11720 Amber Park Drive
                                              Suite 600
                                              Alpharetta, Georgia 30004


                   Date: September 4, 2003    Phone: 678-867-8000
                                              Fax:   678-867-8100

                                              Contact: Mary Waggoner
                                              Certegy Inc.
                                              VP - Investor and Public Relations
                                              678-867-8004

FOR IMMEDIATE RELEASE

                  CERTEGY ANNOUNCES PROPOSED DEBT OFFERING AND
                        NEW $200 MILLION CREDIT FACILITY

ALPHARETTA, Georgia, September 4, 2003 -- Certegy Inc. (NYSE: CEY) today announced that it intends to issue $200 million aggregate principal amount of unsecured 4.75% notes (priced to yield 4.82%) due 2008 in a private placement. Completion of the private placement is expected to occur on September 10, 2003, and is subject to satisfaction of customary closing conditions. Certegy intends to use the net proceeds from the sale of the notes to pay off the outstanding indebtedness under Certegy's $300 million revolving credit facility, which upon completion of the private placement will be cancelled and replaced with a new $200 million revolving credit facility, and for general corporate purposes. The new $200 million revolving credit facility will have substantially the same terms as the former facility, except there will be no subsidiary guarantees.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes. Any offers of the notes will be made only by means of a private offering memorandum. The notes will not be registered under the Securities Act of 1933, as amended, or any state securities law. Therefore, the notes may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

The statements in this release include forward-looking statements that are based on current expectations, assumptions, estimates, and projections about Certegy and our industry. They are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Certegy's control, that may cause actual results to differ significantly from what is expressed in those statements. The factors that could, either individually or in the aggregate, affect our performance include the following, which are described in greater detail in the section entitled "Certain Factors Affecting Forward-Looking Statements" in our 2002 Annual Report on Form 10-K and our Quarterly Report for the period ended June 30, 2003 on Form 10-Q, filed with the SEC: Our ability to maintain or improve our competitive positions against current and potential competitors; the level of economic growth or other factors affecting demand for our products and services; loss of key customer contracts or strategic relationships; changes in

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regulation or industry standards applicable to our businesses or those of our customers; risks associated with investments and operations in foreign countries, including exchange rate fluctuations and local political, social, and economic factors, and those other risks listed in the above-referenced sections of our Form 10-K and Form 10-Q.


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